Exhibit 99.1

SAFETY ANNOUNCES FIRST QUARTER RESULTS AND
DECLARES SECOND QUARTER 2010 DIVIDEND

Boston, Massachusetts, May 5, 2010.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported first quarter 2010 results.  Net income for the quarter ended March 31, 2010 was $12.8 million, or $0.85 per diluted share, compared to $11.8 million, or $0.73 per diluted share, for the comparable 2009 period.  Safety’s book value per share increased to $41.72 at March 31, 2010 from $41.20 at December 31, 2009.  Safety paid $0.40 per share in dividends to investors during both the quarters ended March 31, 2010 and 2009.  Safety paid $1.60 per share in dividends to investors during the year ended December 31, 2009.

Direct written premiums for the quarter ended March 31, 2010 increased by $8.6 million, or 5.9%, to $154.1 million from $145.5 million for the comparable 2009 period.  The 2010 increase occurred primarily in our personal automobile and homeowners lines, which experienced increases of 3.3% and 1.7%, respectively, in average written premium per exposure.  Partially offsetting these increases was a 5.2% decrease in average written premium per exposure in our commercial automobile line.

Net written premiums for the quarter ended March 31, 2010 increased by $6.1 million, or 4.4%, to $147.1 million from $141.0 million for the comparable 2009 period.  This increase was due to the factors that increased direct written premiums combined with decreases in premiums ceded to Commonwealth Automobile Reinsurers (“CAR”), and partially offset by decreases in premiums assumed from CAR.  Written premiums assumed from and ceded to CAR decreased as a result of the phase-out of the CAR personal automobile reinsurance pool, which was fully replaced by an assigned risk plan, the Massachusetts Automobile Insurance Plan, beginning with personal automobile policy effective dates after March 31, 2009.

Net earned premiums for the quarter ended March 31, 2010 decreased by $2.2 million, or 1.6%, to $133.2 million from $135.4 million for the comparable 2009 period.  Although direct and net written premiums increased for the quarter, net earned premium decreased due to prior quarter decreases and the lag between the time the premium is written and earned.  The effect of assumed and ceded premiums on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended March 31, 2010 was $10.8 million compared to $10.4 million for the comparable 2009 period.  Average cash and investment securities (at cost) was $1,065.7 million for the quarter ended March 31, 2010, essentially unchanged from $1,066.5 million for the comparable 2009 period.  Net effective annualized yield on the investment portfolio increased to 4.1% during the quarter ended March 31, 2010 from 3.9% for the comparable 2009 period. Our duration was 3.5 years at March 31, 2010 compared to 3.3 years at December 31, 2009.

We continue to hold no subprime mortgage debt securities.  All of our mortgage-backed securities are either U.S. Government or Agency guaranteed or are rated Aaa.  During the year ended December 31, 2009, we purchased 1,332,535 of our common shares on the open market under our share buyback program at a cost of $42.2 million.  As of March 31, 2010, we maintained $31.4 million in net cash and cash equivalents and we have no outstanding debt.

Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended March 31, 2010 were 66.6%, 31.4%, and 98.0%, respectively, compared to 68.6%, 30.3%, and 98.9%, respectively, for the comparable 2009 period.  For the quarter ended March 31, 2010, the pre-tax impact of catastrophes was an estimated $9.4 million in losses related to three catastrophic New England weather events, the February 2010 wind storm and two March 2010 rain storms, compared to no losses related to catastrophic weather events for the comparable 2009 period.  Total prior year favorable development included in the pre-tax results for the quarter ended March 31, 2010 was $12.5 million compared to prior year favorable development of $8.5 million for the comparable 2009 period.

On May 5, 2010, the Board of Directors approved and declared a quarterly cash dividend of $0.40 per share on the issued and outstanding common stock, payable on June 15, 2010 to shareholders of record at the close of business on June 1, 2010.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2009 Form 10-K with the SEC on March 15, 2010 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2009 filed with the SEC on March 15, 2010.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)

	March 31,	December 31,
	2010	2009
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,014,040 and $989,444)	$1,049,551	$1,018,329
Equity securities, at fair value (cost: $12,174 and $9,736)	12,430	9,876
Total investment securities	1,061,981	1,028,205
Cash and cash equivalents	39,060	74,470
Accounts receivable, net of allowance for doubtful accounts	141,175	137,238
Accrued investment income	9,919	10,044
Receivable from reinsurers related to paid loss and loss adjustment expenses	7,427	6,851
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	60,634	64,874
Ceded unearned premiums	13,385	13,698
Deferred policy acquisition costs	50,068	47,900
Deferred income taxes	5,798	8,335
Equity and deposits in pools	24,813	23,840
Other assets	12,376	12,382
Total assets	$1,426,636	$1,427,837

Liabilities
Loss and loss adjustment expense reserves	$430,440	$439,706
Unearned premium reserves	296,052	282,434
Accounts payable and accrued liabilities	35,407	59,869
Taxes payable	2,279	3,916
Payable for securities purchased	7,617	—
Payable to reinsurers	5,068	4,674
Other liabilities	16,911	16,803
Total liabilities	793,774	807,402

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,734,132 and 16,624,220 shares issued	167	166
Additional paid-in capital	146,108	144,814
Accumulated other comprehensive income, net of taxes	23,248	18,866
Retained earnings	513,051	506,301
Treasury stock, at cost; 1,564,548 shares	(49,712)	(49,712)
Total shareholders’ equity	632,862	620,435
Total liabilities and shareholders’ equity	$1,426,636	$1,427,837

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Net earned premiums	$133,157	$135,350
Net investment income	10,792	10,422
Net realized gains (losses) on investments	110	(318)
Finance and other service income	4,296	4,088
Total revenue	148,355	149,542

Losses and loss adjustment expenses	88,674	92,882
Underwriting, operating and related expenses	41,868	41,072
Interest expenses	22	22
Total expenses	130,564	133,976

Income before income taxes	17,791	15,566
Income tax expense	5,017	3,722
Net income	$12,774	$11,844

Earnings per weighted average common share:
Basic	$0.85	$0.73
Diluted	$0.85	$0.73

Cash dividends paid per common share	$0.40	$0.40

Number of shares used in computing earnings per share:
Basic	15,085,096	16,167,850
Diluted	15,102,105	16,188,609

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2010	2009
Written Premiums
Direct	$154,106	$145,477
Assumed	3,593	8,934
Ceded	(10,611)	(13,456)
Net written premiums	$147,088	$140,955

Earned Premiums
Direct	$139,862	$138,659
Assumed	4,219	10,564
Ceded	(10,924)	(13,873)
Net earned premiums	$133,157	$135,350